Exhibit 23.1



                  CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 1998, which is included as part of Exhibit 13 - the Ingersoll-Rand Company Annual Report to Shareholders for 1997, which is incorporated by reference in Ingersoll-Rand Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which is included as part of Item 14(a) of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in Item 5 of such Registration Statement.


/S/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Florham Park, New Jersey
November 12, 1998